Exhibit 10.5

Acushnet Company

Long-Term Incentive Plan
(Effective as of January 1, 2009)

Purpose

The purpose of this Acushnet Company Long-Term Incentive Plan (the “Plan”) is to aid Acushnet Company (the “Company”) in the hiring and retention of key employees of outstanding ability and to motivate them to achieve specific financial goals over a specified performance period.

Eligibility

Only key employees who, in the opinion of the Chief Executive Officer of the Company, make a critical contribution to the Company’s business will be considered for eligibility in the Plan. Participation is determined at the beginning of each performance period. Participation in one performance period does not guarantee participation in future performance periods.

Performance Units & Target Awards

At the beginning of each performance period, participants will be awarded performance units with a target value of $400 per unit. A participant’s target award is the number of units awarded times $400.

The actual value of a performance unit will be determined at the end of the performance period based on the Company’s financial performance against pre-established performance goals. The value of a performance unit can vary from a minimum payout if minimum performance goals are met to $1,000 if maximum performance goals are met. Performance units will have no value if the minimum performance goals are not achieved.

Performance Periods

The length of a performance period can vary, and overlapping performance periods can run concurrently. A new performance period will begin each year. In no event will a performance period be less than one year. This Plan specifically governs the performance periods commencing in 2009 and 2010 and any performance periods commencing in 2012 or thereafter. The performance period commencing in 2011 is specifically excluded from governance under this Plan and shall be governed exclusively by the terms and conditions of the Acushnet Company 2011-2013 Incentive Plan for Key Employees.

Financial Measures & Achievement Goals

The financial measures and achievement goals required for minimum, target and maximum performance unit values will be established no later than the first quarter of the performance period for all years or no later than the first quarter of each year for each year included in the performance period, as applicable. The financial measures used may include (but are not limited

to) one or more of the following: Operating Income, Return on Net Tangible Assets, Working Capital Efficiency and Return on Invested Capital. Prior to July 29, 2011, the financial measures and achievement goals will be set by the Company and will be approved by the Fortune Brands, Inc. Salary Committee (the “FO Committee”). Following the sale of the Company on July 29, 2011 by Fortune Brands, Inc. (the “Sale”), the financial measures and achievement goals will be set by the Board of Directors of the Company (the “Board”). Financial measures and achievement goals may be adjusted if conditions change significantly after the beginning of the applicable performance period only upon approval by the Board.

New Participants & Changes in Status

Individuals hired or promoted into a position that is eligible to participate in the Plan may be selected to participate in current performance periods. Generally, only participants that become eligible during the first half of the performance period will be extended participation in that performance period. Performance units will be prorated for the portion of the performance period that a participant actually participates.

If a participant retires, dies, becomes disabled during a performance period, he or she will be eligible for a prorated award based on service while an active participant (measured in months with a partial month rounded up) during the performance period. Payment of the award will be made following the end of the performance period. For purposes of this Plan, “retire” means to terminate employment on or after attaining age 55 and completing at least ten years of service with the Company and its affiliates, and “disabled” means disabled as defined in the Company’s long term disability plan. Similarly, if a participant transfers to a non-eligible position or to another affiliate of the Company during a performance period, he or she will be eligible for a prorated award based on service while an active participant (measured in months with a partial month rounded up), provided the participant remains employed by the Company or an affiliate of the Company at the end of the performance period.

Except as provided above, if a participant terminates employment with the Company and all of its then-current affiliates prior to the end of a performance period, no awards for that period will be paid under this Plan.

Payment of Awards

Long-term awards will be paid from the Company’s general assets as soon as practicable after the end of the performance period and after the verification of achievement of the performance goals and corresponding performance unit values by the FO Committee prior to the Sale and by the Board following the Sale. Such awards shall be paid by February 15 (and not before January 1st) of the calendar year following the end of the performance period. The Plan is intended to provide short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4) that are exempt from the requirements of Internal Revenue Code (“Code”) Section 409A. Any Federal, state or local taxes required to be withheld shall be deducted from the payments under the Plan.

Administration of the Plan

The Company is responsible for the administration of the Plan with respect to its employees. The Company reserves absolute discretionary authority to interpret the Plan, subject to the provisions of the Plan. The interpretation of the Plan by the Company will be final and binding on all participants and any persons making a claim on their behalf. The Company may allocate responsibility or to other persons, as it deems appropriate.

At the beginning of each performance period, each key employee approved for participation in the Plan will be notified of his or her selection as a participant, the Company performance goals and their performance units and target award. After the end of the performance period, each participant will be notified of the amount of his or her award, if any, and the performance level attained.

Authority of the FO Committee

Prior to the Sale, the FO Committee is required to approve participation in the Plan, select financial measures, set achievement goals for minimum, target, and maximum payout levels, and verify award payouts.

In addition, prior to the Sale, the FO Committee shall have the authority to adjust the awards in the event of a merger, acquisition, consolidation or other transaction that does not constitute a Change in Control, in order to insure that any such event will not inequitably decrease or increase participants’ awards. Any adjustments made under this provision will be determined by the FO Committee in its sole discretion and shall be conclusive.

Following the Sale, the FO Committee shall have no further authority regarding the Plan and all authority outlined in this section shall be assumed by the Board.

Change in Control

For all purposes under the Plan, the term “Change in Control” shall have the same meaning ascribed to such term in the Acushnet Executive Severance Plan (the “Severance Plan”). Upon the Sale, all awards under the Plan that are then-outstanding will become immediately non-forfeitable and will be paid in accordance with the Plan’s general payment terms, as described above, subject to the achievement of the applicable performance goals. For the avoidance of doubt, “non-forfeitable” in the prior sentence means that the minimum payment under the Plan will be the amount calculated based on actual performance as of the date of the Sale relative to the minimum, target and maximum targets for the entire performance period pro-rated for the portion of the relevant performance period elapsed as of the date of the Sale.

However, in the event of a Change in Control following the Sale, all awards under the Plan that are then-outstanding will be paid out as soon as practicable following such Change in Control (i) as if all performance periods have been completed and based on actual performance data to the extent available and the Company’s forecast in the performance outlook report for the remainder of the applicable performance period, but (ii) prorated (measured in months with a partial month rounded up) for the portion of any relevant performance period ending on the date of such Change in Control.

Amendment and Termination

The Board shall have the power to amend the Plan and any award granted under the Plan; provided, however that no such amendment may impair the rights of a participant without the consent of the participant whose rights would be affected by such change, except to the extent provided for in the terms of the Plan or in the award, or except as required under applicable law or to avoid the imposition of additional taxes under Internal Revenue Code Section 409A.

Benefit Claims Process

Any and all claims for benefits payable under this Plan shall be administered in accordance with the same claims and appeals procedures set forth in the Severance Plan; provided, however, after exhaustion of such claims and appeals procedures, any further legal action taken against the Plan, the Company, the FO Committee or any Company employees involved in administering the Plan must be filed in a court of law no later than 90 days after the Company’s final decision regarding the claim. If any judicial or administrative proceeding is undertaken, the evidence presented will be strictly limited to the evidence timely presented to the Company or its authorized delegate during its administrative review pursuant to such claims and appeals procedures.